Exhibit 10.54

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the ‘‘Agreement’’) is entered into by CTC Media, Inc., a Delaware corporation (the ‘‘Company’’), and John Dowdy (the ‘‘Employee’’).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, effective as of March 20, 2006 (the ‘‘Commencement Date’’). The Employee’s employment shall continue until it is terminated in accordance with the provisions of Section 5.

2.    Title; Capacity.

a)    The Employee shall serve as Chief Accounting Officer and his job duties shall include supervising the corporate accounting department, managing the consolidation process and preparation of quarterly financial reports, preparing SEC filings for the Company and its subsidiaries (collectively, the ‘‘Group’’), managing the external audit process, implementing and monitoring the internal controls over financial reporting to ensure compliance with applicable laws and regulations (including Sarbanes Oxley Section 404), providing research and guidance on US GAAP, SEC reporting and taxation matters, and performing due diligence and integrating newly acquired entities. The Employee agrees to perform such other duties and responsibilities as the Company’s Chief Financial Officer or his designee shall from time to time reasonably assign to him.

b)    The Employee shall be based at the Company’s headquarters in Moscow, Russia or such other location as the Company and the Employee shall mutually agree.

c)    The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Chief Financial Officer or his designee.

d)    The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during his employment with the Company and shall not engage in any other business activities without the prior written approval of the Chief Financial Officer. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.    Compensation and Benefits.

a)    Signing Bonus. The Company shall pay the Employee a one-time signing bonus in the amount of $35,000 within 10 days of the Commencement Date. This amount shall be repayable by the Employee to the Company in the event that the Employee’s employment by the Company pursuant to this Agreement is terminated at the election of the Employee within one year or less from the Commencement Date.

b)    Base Salary. The Company shall pay the Employee, in regular installments in accordance with the Company’s standard payroll practices, an annual base salary of $175,000, less all applicable U.S. and Russian federal, state and local taxes and withholdings (the ‘‘Base Salary’’). Such salary may be adjusted from time to time in the Company’s discretion.

c)    Discretionary Bonus. The Employee shall be eligible for an annual discretionary target bonus of up to $52,500, less all applicable U.S. and Russian federal, state and local taxes and withholdings, subject to achievement of performance goals set by the Chief Financial Officer. Whether such performance targets, if any, have been achieved will be decided by the Chief Financial

Officer in his reasonable discretion. The Employee’s target bonus for 2006 shall be prorated from the Commencement Date. In any event, the Employee must be an active employee of the Company on the date the bonus for any fiscal year is distributed in order to be eligible for a bonus award.

d)    Vacation. The Employee shall be eligible to accrue a maximum of 20 business days of paid vacation per calendar year, subject to proration to the Commencement Date and to be taken at such times as may be approved by and in the sole discretion of the Company. Such vacation days shall accrue at the rate of 1.667 days per month.

e)    Insurance. The Company shall provide the Employee and his immediate family with worldwide medical, vision and dental insurance with a reputable international health insurance provider. The Employees insurance coverage shall be governed by the terms of the insurance policies.

f)    Retirement Benefits. The Company may establish a 401(k) plan in which the Employee shall be eligible to participate subject to and in accordance with the formal plan documents governing such plan. If such a plan is established, the Company shall make a matching contribution equal to 50% of any contribution made by the Employee to the 401(k) plan, provided that the Company shall not be required to contribute more than $7,000 to the Employee’s 401(k) account in any calendar year. The Company is not responsible for how any such contributions are treated for tax purposes by taxing and government authorities. In the event that the Company determines not to so establish a 401(k) plan for the Employee, the Company shall provide the Employee with an annual retirement benefit of $17,200 on or before December 31st of each year of the Employee’s employment with the Company starting from 2006 (to be paid in full in 2006 but pro-rated for any other partial employment years). The Employee shall be responsible for all applicable U.S. and Russian federal, state and local taxes and withholdings on such benefit.

g)    Russian visas. The Company shall assist the Employee and his immediate family to obtain the necessary visas and work-related documents required for them to live in Russia and for the Employee to work in Russia, in each case, for the term of the Employee’s employment with the Company. The Company will bear the cost of obtaining such visas and work-related documents. The Company makes no representations regarding the ability of the Employee and/or his immediate family members to obtain any such visas and work-related documents and/or maintain such status. The Employee shall be responsible for maintaining any documents relating to his continued performance of work in Russia.

h)    Mobile phone. The Company shall provide the Employee with a mobile phone and shall pay the line rental and service fees and the cost of any business-related calls.

i)    Relocation Expense. The Company shall pay to the Employee a lump-sum relocation payment of $20,000 if the employment of the Employee pursuant to this Agreement is terminated without Cause pursuant to Sections 5(b) and 5(c) below. For the avoidance of doubt, such relocation payment shall not be paid in the event the employment of the Employee pursuant to this Agreement is terminated for Cause or if the Employee elects to terminate his employment.

j.    Indemnification Agreement. The Company shall enter into an officer indemnification agreement with the Employee (the ‘‘Indemnification Agreement’’) in the form attached hereto as Exhibit A.

4.    Taxes. The Employee shall be responsible for all of his own federal and/or state taxes payable in the United States, Russia or any other jurisdiction in which he is subject to tax. During the term of the Employee’s employment with the Company and for any tax year which includes a period during which the Employee was employed by the Company, the Company shall pay the costs of retaining tax accountants to prepare the Russian tax returns for the Employee and his immediate family up to a maximum of $2,500 per annum.

5.    Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

a)    At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Agreement, ‘‘Cause’’ for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) the Employee has failed to adequately perform the material aspects of his assigned duties for the Company in a manner that materially and adversely affects the Company, after written notice of such failure of such duties and a reasonable opportunity to correct such failure, or (B) the Employee has engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects the Company; (ii) the Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Employee, to any crime involving moral turpitude or any felony; (iii) the Employee’s material breach of Section 7 or 8 hereof if such breach is caused by the Employee’s intentional misconduct or gross negligence; (iv) the Employee’s intentional violation of Company policy in a manner that materially and adversely affects the Company, after written notice of such violation and a reasonable opportunity to correct such failure; or (v) the Employee’s failure to maintain the currency of a visa providing him with the right to live and work in Russia during his employment with the Company, provided that such failure results from action or inaction on the Employee’s part and not from (x) a change in Russian immigration laws or (y) the breach by the Company of its best efforts obligation set forth in Section 3(g).

b)    At the election of the Company at any time within one year from the Commencement Date, without Cause, upon not less than three months’ prior written notice.

c)    At the election of the Company greater than one year from the Commencement Date, without Cause, upon not less than six months’ prior written notice of termination.

d)    At the election of the Employee, upon not less than three months’ prior written notice of resignation.

e)    Upon the death or disability of the Employee. As used in this Agreement, the term ‘‘disability’’ shall mean the inability of the Employee, due to a physical or mental disability, for a period of seventy-five (75) business days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

6.    Effect of Termination.

a)    In the event the Employee’s employment is terminated for Cause pursuant to Section 5(a), or at the election of either party pursuant to Sections 5(b), 5(c) or 5(d), the Company shall pay to the Employee the compensation and benefits otherwise payable to the Employee under Section 3 through the last day of the Employee’s actual employment by the Company.

b)    If the Employee’s employment is terminated by death or because of disability pursuant to Section 5(e), the Company shall pay to the Employee or the Employee’s estate, as the case may be, the compensation which would otherwise be payable to Employee under Section 3 up to the end of a one month period after which the termination of the Employee’s employment occurs because of death or disability.

7.    Non-Competition and Non-Solicitation.

a)    During the term of the Employee’s employment and for a period of one (1) year with respect to subclause (i) below, and for a period of two (2) years with respect to subclause (ii) and (iii) below, after the termination of such employment, the Employee will not directly or indirectly:

i)    as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting in Russia or any other country in which the Group is then operating or in which it has undertaken material preparations to begin operating; or

ii)    recruit, solicit or induce, or attempt to induce, any employee or employees of the Group to terminate their employment with, or otherwise cease their relationship with, the Group; or

iii)    solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group with whom the Employee had significant contact while employed by the Company.

(b)    If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)    The Employee acknowledges and agrees that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Group and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

d)    The provisions of Section 7 survive the termination of the Employee’s employment and the termination of this Agreement.

8.    Proprietary Information.

a)    The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, ‘‘Proprietary Information’’) is and shall be the exclusive property of the Group. By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; planned programming schedules; material terms of contracts, research data, personnel data, computer programs and supplier lists. The Employee shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Chief Employee Officer or the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)    The Employee agrees that all files, letters, memoranda, reports, records, data, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Group to be used by the Employee only in the performance of his duties for the Group.

(c)    The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Employee in the course of the Group’s business.

d)    The provisions of Section 8 survive the termination of the Employee’s employment and the termination of this Agreement.

9.    No Restrictions On Employment. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

10.    Notices. All notices required or permitted under this Agreement shall be in writing in English and shall be deemed to have been duly given when delivered either in person and shall be deemed effective upon personal delivery or upon sending by a reputable overnight courier service, addressed to the other party at the address shown on the signature page hereto, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.    Entire Agreement. This Agreement, together with the Indemnification Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral (including, without limitation, the letter agreement dated February 13, 2006 between the Company and the Employee setting forth the terms of the Company’s offer of employment to the Employee and the Prior Agreement), relating to the subject matter of this Agreement.

12.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Chief Financial Officer or another officer of the Company designated by the Board, on the one hand, and the Employee, on the other hand.

13.    Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Employee each consents to the exclusive jurisdiction of such a court.

14.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

15.    Acknowledgment. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney of his own choosing. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.    No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.    Validity/Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

18.    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

CTC MEDIA, INC.
Dated: 11 September 2006	By:	/s/ Nilesh Lakhani
Nilesh Lakhani
Chief Financial Officer

Address:	15A Pravda Street Moscow 125124 Russia

Dated: 8 September 2006	By:	/s/ John Dowdy
John Dowdy